Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500 / Indianapolis, IN 46204-2023 Tel: 317.713.3500 / Fax: 317.713.3699/ www.taftlaw.com
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July 7, 2009

Amana Mutual Fund Trust c/o Satuma Capital 1300 North State Street Bellingham, Washington 98225-4730 Re: Amendment to Form N-IA

Gentlemen:

In accordance with the registration of an indefinite number of units ("Units") registered by Amana Mutual Funds Trust (the "Trust") for its Funds, we have been asked to provide the opinion of our counsel required to be filed as an exhibit to the Trust's registration statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 ("Securities Act") and the Investment Company Act of 1940 ("ICA"). In rendering this opinion, we have examined such documents, records and questions of law as we deemed it necessary to examine for the purpose ofthis opinion. Based on that examination and investigation, it is our opinion that the Units will be, upon issuance, validly issued, fully paid and not liable to further assessments.

We consent to the filing of this letter as an exhibit to Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act and Post-Effective Amendment No.29 to the Registration Statement under the ICA.

Sincerely,

TAFT STETTINIUS & HOLLISTER LLP

/s/ TAFT STETTINIUS & HOLLISTER LLP